Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Essa Pharma Inc.

We consent to the use of our report dated December 14, 2015, on the consolidated financial statements of ESSA Pharma Inc., which comprise the consolidated statements of financial position as at September 30, 2015 and September 30, 2014, and the related consolidated statements of loss and comprehensive loss, changes in shareholders’ equity, and cash flows for the years ended September 30, 2015 and 2014, and the nine month period ended September 30, 2013, and notes, comprising of significant accounting policies and other explanatory information, which are incorporated by reference in this Registration Statement on Form S-8.

/s/ “DAVIDSON & COMPANY LLP”

Vancouver, Canada	Chartered Professional Accountants

March 15, 2015